Exhibit 5.1

February 16, 2010

Kennedy-Wilson Holdings, Inc.

9701 Wilshire Blvd., Suite 700,

Beverly Hills, California 90212

Ladies and Gentlemen:

We have acted as counsel to Kennedy-Wilson Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), for the registration of up to: (i) 4,070,058 shares (the “Shares”) of the Company’s common stock, par value $.001 per share (the “Common Stock”), (ii) 4,993,471 warrants to purchase Common Stock of the Company (the “Warrants”) and (iii) 17,750,000 shares of Common Stock issuable upon exercise of warrants (the “Warrant Shares”).

In connection with the foregoing, we have examined originals or copies, satisfactory to us, of the (i) Registration Statement, (ii) the Certificate of Incorporation of the Company, as amended to date, (iii) the Bylaws of the Company, as amended to date, (iv) the Form of the Warrants, and (v) certain records of the Company’s corporate proceedings. We have also reviewed such other matters of law and examined and relied upon all such corporate records, agreements, certificates and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies or facsimiles. Where factual matters relevant to such opinion were not independently established, we have relied upon certificates of officers and responsible employees and agents of the Company.

Based upon and subject to the foregoing, we are of the opinion that:

a.	the Shares are validly issued, fully paid and non-assessable;

b.	the Warrants are valid and binding obligations of the Company; and

c.	the Warrant Shares, when paid for and issued in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

We are opining solely on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution and all applicable judicial and regulatory determinations.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K promulgated under the Act.

Very truly yours,

/s/ LOEB & LOEB LLP